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                [General Electric Capital Corporation Letterhead]



                                                                   JULY 11, 2003


Ms. Vivian Liu
Vice President, Corporate Affairs
NexMed, Inc.
350 Corporate Boulevard
Robbinsville, NJ 08691

Dear Ms. Liu:

Pursuant to your request, General Electric Capital Corporation ("GECC") is pleased to submit the following lease proposal for your consideration:

LESSEE:                            NexMed, Inc.

LESSOR:                            GE Capital or one of its wholly-owned
                                   subsidiaries.


EQUIPMENT:                         New laboratory (greater than or equal
                                   to 80%), general office and computer hardware equipment (less than or equal to 10%), and related soft costs such as taxes, installation, and freight (less than or equal to 10%) for the internal use of the Lessee. All Equipment must be acceptable to Lessor.

EQUIPMENT LOCATION:                All within the continental United States.
                                   Anticipated locations are at the Lessee's headquarters at the above address or at its East Windsor, NJ facility.

EQUIPMENT COST:                    $1,850,000.00

DELIVERY ASSUMPTIONS:              January 2003 through July 2004

LEASE TERM:                        36 months

BASIC TERM
COMMENCEMENT DATES:                Lessee shall make its first rental
                                   payment(s) in advance. Such advance rental payment(s) shall be due upon execution of documents.

RENTAL PAYMENT RATE:               3.093023% of the Equipment Cost per month.

LEASE EXPIRATION
PURCHASE OPTION:                   $1.00


This proposal is based upon the following additional terms and conditions:
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PURCHASE OF EQUIPMENT:              Lessee would submit its order for the
                                    equipment to the vendor. Lessor would take an assignment of Lessee's purchase order. Such assignment would be conditioned upon the leasing of the Equipment by Lessee from Lessor. Lessee understands that any Equipment delivered after the Last Delivery Date would not be covered by this proposal.

NET LEASE:                          The proposed lease would be a net lease.
                                    Without limiting the generality of the
                                    foregoing, Lessee would be responsible for all expenses, maintenance, insurance and taxes relating to the purchase, lease, possession and use of the Equipment.

INSURANCE:                          Lessee would bear all risk of loss or damage
                                    to the Equipment. Lessee would be
                                    responsible to keep the Equipment insured with companies acceptable to Lessor and for such amounts required by Lessor, including, but not limited to, insurance for damage to or loss of the Equipment and liability coverage. All such insurance policies must be satisfactory to Lessor.

WARRANTIES:                         Lessor would lease the Equipment to Lessee
                                    on an AS IS BASIS. However, Lessor would assign to Lessee all warranties, guarantees and services provided by the manufacturer or vendor (to the extent that they are assignable).

DOCUMENTATION AND
TRANSACTIONAL COSTS:                Standard GECC Master Lease and Lease
                                    Schedule for this type of equipment would be utilized. Any changes to the documents must be approved by GECC legal counsel. Lessee will be responsible for all costs associated with the transaction including any appraisal fees, inspection costs or legal expenses.

RATE INDEX:                         The above Rental Factor assumes a three
                                    (3)-year Treasury Note yield of 1.79%. Prior to Schedule funding, Lessor may adjust the Rental Rate in order to maintain its originally anticipated rate of return if there is an increase in the three (3)-year
                                    Treasury Note yield. The effective Rental
                                    Rate will remain fixed for the duration of each Schedule.

PROPOSAL FEE:                       A Proposal Fee of $18,500.00 shall be due
                                    upon acceptance of this proposal to begin the investment approval process. Of this fee, $13,500.00 shall be credited on a prorata basis to schedules as financed and the remainder shall be retained by GE
                                    Capital for documentation, underwriting and application processing. All or a portion of said fee shall be forfeited if this transaction is approved by GE Capital and not executed by Lessee as called for in this proposal. If investment approval is not obtained, the fee will be promptly returned to Lessee (less the cost of cost of credit verification and investigation and any out of pocket expenses incurred such as appraisal fees, legal fees, etc).

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This letter is an expression by GECC of its interest in considering a lease transaction on the general terms and conditions outlined above. Except for the provisions concerning the Proposal Fee (set forth above), this letter is not intended to and does not create any binding legal obligation on the part of either party. THIS LETTER IS NOT, AND IS NOT TO BE CONSTRUED AS, A COMMITMENT BY GECC OR ANY OF ITS SUBSIDIARIES TO ENTER INTO THE PROPOSED LEASE TRANSACTION. Neither GECC nor its subsidiary will be obligated to provide any financing until the satisfactory completion of its investment review and analysis and a field audit, the receipt of all requisite approvals by GECC management, and the prior execution and delivery of final legal documentation acceptable to all parties and their counsel.

Please acknowledge your consent to the terms outlined above by signing a copy of this letter and returning it with your check for the Proposal Fee before July 23, 2003.


Sincerely,                                  ACCEPTED: NexMed, Inc.

/s/ William B. Stickle                      By: /s/ Mark Westgate
                                                -------------------------

William B. Stickle                          Title:  Controller
Vice President - Sales                            -----------------------
                                            Date:   July 14, 2003
                                                 ------------------------
                                            Federal Tax ID No.:87-0449967
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